Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222
www.cwhreit.com

CommonWealth REIT Announces Resignation and Election of Trustees

Newton, MA (July 18, 2012): CommonWealth REIT (NYSE: CWH) today announced that Joseph L. Morea has replaced Patrick F. Donelan as a CWH Independent Trustee and a member of CWH’s Audit, Compensation, and Nominating and Governance Committees.  Mr. Morea is expected to serve the remainder of Mr. Donelan’s term, which is scheduled to expire at CWH’s 2013 annual meeting of shareholders.

Mr. Donelan (age 70) advised the company that the reasons for his decision to resign were personal and not the result of any disagreement with the company.

Mr. Morea (age 57) has been Vice Chairman, Managing Director and Head of US Equity Markets for RBC Capital Markets, an international investment bank, since 2003.  Previously, he had also served as Head of US Investment Banking for RBC Capital Markets and he had held senior level positions with UBS, Inc., PaineWebber, Inc. and Smith Barney, Inc.

CommonWealth REIT is a real estate investment trust which primarily owns office and industrial properties located throughout the United States.  CWH is headquartered in Newton, MA.

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.